Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-XXX) pertaining to the Capri Holdings Limited Second Amended and Restated Omnibus Incentive Plan of our reports dated July 8, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Capri Holdings Limited and subsidiaries, included in its Annual Report (Form 10-K) for the year ended March 28, 2020, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

September 24, 2020